L.P. MARTIN & COMPANY, P.C.
                               4132 INNSLAKE DRIVE
                           GLEN ALLEN, VIRGINIA 23060
                               PHONE: 804-346-2626
                                FAX: 804-346-9311





Consent of Independent Auditors


The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia


We hereby consent to the inclusion of the following reports prepared by us in the Registration Statement on Form S-11 (File No. 333-10635) of Apple Residential Income Trust, Inc. filed with the Securities and Exchange Commission by Apple Residential Income Trust, Inc., and in the Prospectus (including supplements thereto) included therein and to the references to us under "Experts" therein:

(1) Our report dated March 19, 1997 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Brookfield Apartments for the twelve-month period ended December 31, 1996, (2) our report dated March 27, 1997 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Eagle Crest Apartments for the twelve-month period ended December 31, 1996, and (3) our report dated April 11, 1997 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Tahoe Apartments for the twelve-month period ended December 31, 1996.





Richmond, Virginia                               /s/ L. P. Martin & Co., P.C.
April 25, 1997